UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017

INTERCONTINENTAL EXCHANGE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36198	46-2286804
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 857-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Director Appointment

On March 3, 2017, the Board of Directors (the “Board”) of Intercontinental Exchange, Inc. (“ICE”) voted to increase the total number of directors constituting the Board from 9 to 11 directors pursuant to the provisions of ICE’s bylaws and appointed Ann Cairns and Duriya Farooqui as directors of ICE.

Ms. Ann Cairns is President, International Markets for Mastercard, where she is responsible for the management of all markets and customer-related activities outside North America; a role she has held since August 2011. She currently serves as Chair of ICE Clear Europe (“ICEU”), our subsidiary. From 2008 to 2011, she was Managing Director and Head of the Financial Industry Services group for Europe with Alvarez & Marsal in London. She also oversaw the European liquidation of Lehman Brothers Holdings International from 2008 to 2011. Prior to that, Ms. Cairns was Chief Executive Officer, Transaction Banking at ABN-AMRO in London, from 2002 to 2008. At the start of her career, she spent time as an award-winning research engineer, culminating as the Head of Offshore Engineer-Planning for British Gas and was the first woman qualified to go offshore in Britain. Ms. Cairns joined the AstraZeneca Board of Directors in 2014 and will end her term as a director of AstraZeneca in April 2017. She received a Bachelor of Science in Pure Mathematics at Sheffield University and a Master of Science in Statistics from Newcastle University, UK.

Ms. Farooqui is Executive Director of Atlanta Committee for Progress (ACP), a coalition of leading CEOs focused on critical issues for Atlanta; a role she has held since May 2016. This unique public-private partnership focuses on priorities for the City in collaboration with the Mayor of Atlanta. Ms. Farooqui was a principal at Bain & Company from 2014 to 2016. She served the City of Atlanta through several leadership positions including, Chief Operating Officer from 2011 to 2013, Deputy Chief Operating Officer from 2010 to 2011 and Director from 2007 to 2009. At the start of her career, she worked with the Center for International Development at Harvard University, The World Bank, and the Center for Global Development. She serves on the Boards of the Woodruff Arts Center and the International Women’s Forum of Georgia. Ms. Farooqui holds an M.P.A. in International Development from the Kennedy School of Government at Harvard University, and a B.A. in Economics and Mathematics from Hampshire College.

The Nominating and Corporate Governance Committee and the Board of ICE have determined that Ms. Cairns and Ms. Farooqui each qualify as independent directors and meet the applicable independence requirements of ICE, the New York Stock Exchange and the Securities and Exchange Commission. As of the time of the filing of this Current Report on Form 8-K, the Board of ICE has not determined to which committees, if any, Ms. Cairns and Ms. Farooqui will be appointed.

Ms. Cairns and Ms. Farooqui will participate in ICE’s non-employee director compensation arrangements, which provide for the following compensation: (1) an annual cash retainer for Board service of $100,000; and (2) an annual grant of $175,000 in the form of restricted stock units that vest one year from the date of grant with the number of units calculated at the time of grant by dividing the annual grant value by the closing price of ICE’s common stock on the date of grant. Ms. Cairns also participates in ICEU’s non-employee director compensation arrangements, which provide for the following compensation: (1) an annual cash retainer of £70,000; (2) an annual cash retainer of £30,000 for service as Chairperson of the Board of ICEU; and (3) an annual grant of $25,000 in the form of restricted stock units that vest one year from the date of grant with the number of units calculated at the time of grant by dividing the annual grant value by the closing price of ICE’s common stock on the date of grant. In connection with their appointment to the Board, Ms. Cairns and Ms. Farooqui also entered into the Agreement Relating to Noncompetition and Other Covenants with ICE, which all other non-employee directors of ICE are party to, as previously disclosed in our Current Report on Form 8-K, dated May 13, 2016.

If Ms. Cairns is appointed to serve on a committee of the Board of ICE and/or ICEU, she will be entitled to additional cash compensation in connection with such additional service. If Ms. Farooqui is appointed to serve on a committee of the Board of ICE, she will be entitled to additional cash compensation in connection with such additional service. Ms. Cairns will also be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending meetings of the Boards of ICE and ICEU. Ms. Farooqui will also be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending ICE Board meetings.

A copy of the related press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed as part of this Current Report on Form 8-K:

99.1	Press Release dated as of March 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on their behalf by the undersigned hereunto duly authorized.

INTERCONTINENTAL EXCHANGE, INC.

Date: March 6, 2017	By:	/s/ Andrew J. Surdykowski
Andrew J. Surdykowski Senior Vice President, Associate General Counsel